EXHIBIT 3.2


<LETTERHEAD OF THE STATE OF COLORADO DEPARTMENT OF STATE APPEARS>

                                CERTIFICATE

     I, NATALIE MEYER, Secretary of State of the State of
Colorado hereby
certify that the prerequisites for the issuance of this certificate have been fulfilled in compliance with law and are found to conform to law.

     Accordingly, the undersigned, by virtue of the authority vested in me by law, hereby issues A CERTIFICATE OF AMENDMENT TO BOND STREET
CORPORATION.

DATED: MAY 9, 1989.

/S/ Natalie Meyer
-------------------------------
Secretary of State



                            ARTICLES OF AMENDMENT
                       TO THE ARTICLES OF INCORPORATION
                         OF BOND STREET CORPORATION

<DATE STAMP OF THE STATE OF COLORADO DEPARTMENT OF STATE SHOWING
FILED ON MAY
9, 1989, APPEARS>

     Pursuant to the provisions of the Colorado Corporations Act, the Articles of Incorporation of Bond Street Corporation are to be amended as follows:

     a.     Name of Corporation: Bond Street Corporation
     b.     The Amendments so adopted:

     1. Articles IV entitled Capital shall be amended to read as follows:

     The aggregate number of shares which this corporation shall have the authority to issue is Five Hundred Million (500,000,000) shares, with a par value of $.0001 per share, which shares shall be designated common stock. No share shall be issued until it has been paid for, and it shall thereafter be nonassessable. The corporation may also issue up to 40,000,000 shares on non-voting preferred stock at a par value of $.0001 per share. The preferred stock of the Corporation shall be issued in one or more series as may be determined from time to time by the Board of Directors. In establishing a series, the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike except that there may be variation as to the following: (1) the rate of dividend; (2) the price at and the terms and conditions on which shares shall be redeemed; (3) the amount payable upon shares in the event of involuntary liquidation; (4) the amount payable upon shares in the event of voluntary liquidation; (5) sinking fund provisions for the redemption of shares; and (6) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion.

     C. The Amendment was adopted unanimously by the Board of Directors of the Corporation on April 19, 1989.

     D. The Amendment was submitted to a vote of shareholders on April 19,
1989 and unanimously approved.

     E. The Amendment does not provide for an exchange, reclassification or cancellation of issued shares.

     F. The Amendment affects an increase in the amount of stated capital as the number of authorized common shares has been increased.

                                              /S/ George G.
Andrews

--------------------------------
                                              President

                                              /S/ Alan J.
Woydziak

--------------------------------
                                              Secretary

     The undersigned, being first duly sworn, states that the statements contained in these Articles of Amendment are true and correct.



                                              /S/ George G.
Andrews

--------------------------------

     On this 4th day of May, 1989 George G. Andrews, who is known to me, appeared before me and after first being sworn, executed this instrument as his free and voluntary act.

                                              <SIGNATURE OF
NOTARY APPEARS>

     My Commission Expires: 11/4/90